As filed with the Securities and Exchange Commission on December 19, 2008
Registration No. 333-155413

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BANCO SANTANDER, S.A.
(Exact Name of Registrant as Specified in Its Charter)

Not applicable
Translation of Registrant’s name into English

Kingdom of Spain	6029	Not applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ciudad Grupo Santander
28660 Boadilla del Monte (Madrid)
Spain
+34-91-259-6520
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Banco Santander, S.A.
New York Branch
45 E. 53rd Street
New York, New York 10022
Attn: James H. Bathon, Legal Counsel
(212) 350-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Diane Kerr Joseph Rinaldi Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000	Kirk Walters Sovereign Bancorp, Inc. 1500 Market Street Philadelphia, Pennsylvania 19102 (267) 256-8601	Thomas C. Janson Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, New York 10005 (212) 530-5000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to	Offering	Aggregate	Amount of
of Securities to be Registered(1)	be Registered(2)	Price per Share	Offering Price(3)	Registration Fee
Ordinary Shares, nominal value €0.50 per share	177,407,715	N/A	$521,578,682	$20,498(4)

(1)	All or a portion of the securities being offered hereby will be issued in the form of American Depositary Shares of the Registrant (each a “Santander ADS”) evidenced by American Depositary Receipts. Each Santander ADS represents one ordinary share, nominal value €0.50 per share, of the Registrant (each a “Santander ordinary share”). The Santander ADSs will be issuable upon deposit of Santander ordinary shares and will be registered under a registration statement on Form F-6.
(2)	Represents the number of Santander ordinary shares expected to be issued to security holders of Sovereign.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (f) of the Securities Act. Based upon the market value of the Sovereign common shares to be received by Santander in the share exchange as established by the average of the high and low prices of the Sovereign common shares on the New York Stock Exchange on December 18, 2008 of $2.94 per Sovereign common share.
(4)	Computed in accordance with Rule 457(f) of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0000393.

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note regarding this filing:
     The sole purpose of filing this Amendment No. 3 to the Form F-4 is to file an amended version of Exhibit 5.1, Opinion of Uría Menéndez as to the validity of the Santander ordinary shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Indemnification under Santander’s Bylaws (estatutos) and Spanish Law.  Under Spanish law, Santander’s directors shall be liable to Santander, the shareholders and the creditors of Santander for any damage they cause through acts contrary to the law or the bylaws, or acts carried out in breach of the duties inherent to the discharge of their office. All directors shall be jointly liable for those acts, except those that evidence that they did not intervene in the approval and execution of the act and did not know about the act or, if they knew, did everything that they deem reasonable to avoid the damage or, at least, expressly opposed the act. The fact that the act has been approved, ratified or authorized by the Shareholders Meeting shall not relieve the directors from their liability. No provision of Santander’s bylaws provides for the indemnification of the directors with respect to such liabilities.

Santander Directors and Officers Insurance.  Santander maintains an insurance policy that protects its directors and officers from liabilities incurred as a result of actions taken in their official capacity associated with any civil, criminal or administrative process.

Item 21.	Exhibits

Number	Description	Incorporated by Reference to Filings Indicated

2.1	Transaction Agreement dated as of October 13, 2008, by and between Sovereign Bancorp, Inc. and Banco Santander, S.A. (included as Annex A to the document forming part of this registration statement)	**
3.1	Bylaws (estatutos) of Banco Santander, S.A., as amended, with English translation	**
4.1	Deposit Agreement	Exhibit 99(a)(1) to registration statement on Form F-6 (File No. 333-12274), filed on July 10, 2000.
4.2	Amendment No. 1 to Deposit Agreement	Exhibit 99(a)(2) to registration statement on Form F-6 (File No. 333-12274), filed on July 10, 2000.
4.3	Amendment No. 2 to Deposit Agreement	Exhibit 99(a)(3) to registration statement on Form F-6 (File No. 333-151677), filed on June 16, 2008.
4.4	Form of American Depositary Receipt	Exhibit 99(a)(3) to registration statement on Form F-6 (File No. 333-119989), filed on October 27, 2004.
5.1	Opinion of Uría Menéndez as to the validity of the Santander ordinary shares	*
21.1	List of subsidiaries of Banco Santander, S.A.	**
23.1	Consent of Deloitte, S.L. (for Santander)	**
23.2	Consent of Ernst & Young LLP (for Sovereign)	**
23.3	Consent of Uría Menéndez	(included in Exhibit 5.1)
24.1	Powers of attorney (included in the signature pages of this registration statement)	*
99.1	Opinion of Barclays Capital Inc. (included as Annex C to this document)	**
99.2	Consent of Barclays Capital Inc.	**
99.3	Form of Proxy Card for Special Meeting	**

#	The Registrant hereby agrees to supplementally furnish a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

*	Filed herewith.

**	Filed with Amendment No. 2 to this Registration Statement.

**	To be filed by amendment or incorporated by reference to a subsequently filed Form 6-K.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total U.S. dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)(i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(ii) To arrange or provide for a facility in the United States for purposes of responding to such requests.

(8) To file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 will not be furnished; provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Banco Santander, S.A. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madrid, Kingdom of Spain, on December 19, 2008.

BANCO SANTANDER, S.A.

By:	/s/ Ignacio Benjumea
Name:     Ignacio Benjumea

Title:	Secretary General

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Emilio Botín	Chairman of the Board of Directors and of the Executive Committee	December 19, 2008

* Fernando de Asúa	First Vice Chairman of the Board of Directors	December 19, 2008

* Alfredo Sáenz	Second Vice Chairman of the Board of Directors and Chief Executive Officer	December 19, 2008

* Matías R. Inciarte	Third Vice Chairman of the Board of Directors	December 19, 2008

* Manuel Soto	Fourth Vice Chairman of the Board of Directors	December 19, 2008

Assicurazioni Generali, S.p.A	Director	December 19, 2008

* Antonio Basagoiti	Director	December 19, 2008

* Ana P. Botín	Director	December 19, 2008

* Javier Botín	Director	December 19, 2008

Lord Burns	Director	December 19, 2008

Guillermo de la Dehesa	Director	December 19, 2008

Signature		Title	Date

* Rodrigo Echenique		Director	December 19, 2008

* Antonio Escámez		Director	December 19, 2008

* Juan R. Inciarte		Director	December 19, 2008

* Francisco Luzón		Director	December 19, 2008

Abel Matutes		Director	December 19, 2008

Luis Ángel Rojo		Director	December 19, 2008

* Luis Alberto Salazar-Simpson		Director	December 19, 2008

* Isabel Tocino		Director	December 19, 2008

* José Antonio Álvarez		Chief Financial Officer	December 19, 2008

* José Tejón		Chief Accounting Officer	December 19, 2008

* Gonzalo De Las Heras		Authorized Representative of Banco Santander, S.A. in the United States	December 19, 2008

*By:	/s/ Ignacio Benjumea
Ignacio Benjumea Attorney-in-Fact

Exhibit Index

Incorporated by
Reference to
Number	Description	Filings Indicated

2.1	Transaction Agreement dated as of October 13, 2008, by and between Sovereign Bancorp, Inc. and Banco Santander, S.A. (included as Annex A to the document forming part of this registration statement)	**
3.1	Bylaws (estatutos) of Banco Santander, S.A., as amended, with English translation	**
4.1	Deposit Agreement	Exhibit 99(a)(1) to registration statement on Form F-6 (File No. 333-12274), filed on July 10, 2000.
4.2	Amendment No. 1 to Deposit Agreement	Exhibit 99(a)(2) to registration statement on Form F-6 (File No. 333-12274), filed on July 10, 2000.
4.3	Amendment No. 2 to Deposit Agreement	Exhibit 99(a)(3) to registration statement on Form F-6 (File No. 333-151677), filed on June 16, 2008.
4.4	Form of American Depositary Receipt	Exhibit 99(a)(3) to registration statement on Form F-6 (File No. 333-119989), filed on October 27, 2004.
5.1	Opinion of Uría Menéndez as to the validity of the Santander ordinary shares	*
21.1	List of subsidiaries of Banco Santander, S.A.	**
23.1	Consent of Deloitte, S.L. (for Santander)	**
23.2	Consent of Ernst & Young LLP (for Sovereign)	**
23.3	Consent of Uría Menéndez	(included in Exhibit 5.1)
24.1	Powers of attorney (included in the signature pages of this registration statement)	*
99.1	Opinion of Barclays Capital Inc. (included as Annex C to this document)	**
99.2	Consent of Barclays Capital Inc.	**
99.3	Form of Proxy Card for Special Meeting	**

#	The Registrant hereby agrees to supplementally furnish a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

*	Filed herewith.

**	Filed with Amendment No. 2 to the registration statement.